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                                                                    EXHIBIT 99.1

                           NEWFIELD PROVIDES UPDATE ON
                             TREASURE ISLAND PROJECT

FOR IMMEDIATE RELEASE

HOUSTON -- (JUNE 2, 2003) - NEWFIELD EXPLORATION COMPANY (NYSE:NFX) has received notice from BP Exploration & Production Inc. of its intent to drill an initial well to test the Treasure Island exploration concept, as provided for and subject to the terms and conditions of the joint exploration agreement between BP and Newfield (as successor to EEX Corp.)

         The agreement between Newfield and BP provides that if BP does not commence drilling of the initial well by January 1, 2004, then the agreement will terminate and the interests in the 20 leases assigned to BP under the agreement will be reassigned to Newfield for nominal consideration. BP and Newfield are conducting further technical work to refine plans for the area.

         Treasure Island refers to a concept developed to explore for oil and gas in ultra-deep horizons below a salt weld typically found at 18,000', but sometimes as deep as 22,200', in the Shelf of the Gulf of Mexico. The Treasure Island area covers horizons below specified depths in 116 lease blocks located offshore Louisiana.

      Statements in this release regarding the anticipated drilling of an initial well and other planned work are forward looking. Actual results may vary significantly from those anticipated and are principally at the discretion of BP. There is no production and there are no proved reserves currently associated with Treasure Island and no wells have yet been drilled to test the exploration concept. As a result, ultimate commercialization of any one or more of the currently identified prospects may never be realized because the prospects are never tested, because oil or gas is not discovered or, if discovered, because the costs of development may make commercialization uneconomic.

      Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield's areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko Basin and offshore northwest Australia.

Newfield Exploration Company                           For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                        Steve Campbell
Houston, TX 77060                                                 (281) 847-6081
www.newfld.com                                                   info@newfld.com
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